-FOR IMMEDIATE RELEASE -	Additional Information:
PO Box 218370	Larry Edwards x 200
Houston, TX 77218	Carl Schmidt x 203
281/492-0550
281/492-0615 -- fax

RELIABILITY INCORPORATED Announces a New Loan Agreement

HOUSTON, TEXAS, December 17, 2004 - Reliability Incorporated (NASDAQ: REAL), a leader in burn-in and test technology for semiconductors, today announced that it signed a loan agreement with Briar Capital L.P. for a $1 million term loan and a $1.9 million revolving credit line, secured by substantially all of the Company's U.S. assets. The loans have an initial 18-month term and can be extended for an additional 12 months at the Company's option, subject to the satisfaction of certain terms and conditions. Briar Capital L.P. is a privately-owned Houston-based company.

Larry Edwards, President and CEO commented, "The Company has been debt free for a number of years, but our liquidity has been reduced over the past few years. The loans will increase our liquidity and provide the financing that we need to support our operations until we sell some of our real estate. Our plan is to sell the real estate during the next twelve months and repay the loan."

See the Company's websites at www.relinc.com and www.ezyload.com.

Reliability Incorporated is based in Houston, Texas with an operating facility in Singapore. Reliability manufactures burn-in and test equipment for sale to manufacturers and volume users of integrated circuits. The Company's Singapore subsidiary provides conditioning and testing services for integrated circuits. The Company also designs and manufactures a line of power sources, including DC-to-DC power converters and a hydraulic lift product for the automotive aftermarket.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this report regarding Reliability's business which are not historical facts are "forward looking statements" that involve risks and uncertainties that may affect the operations, performance, development and results of the Company's business and include, but are not limited to, adverse changes in the global economy, decreases in the demand for electronic products and semiconductors, market acceptance of the Company's products and services, the impact of competition, delays in product development schedules, delays due to technical difficulties related to developing and implementing technology, delays in delivery schedules, the ability to attract and maintain sufficient levels of people with specific technical talents, future results related to investments or liquidity, changes in demand for the Company's products and services and the Company's customers' products and services, the impact of entering a new line of business (automotive aftermarket), with different marketing strategies, marketing channels, and a different customer base from the Company's historical business lines and the ultimate acceptance by the market of this new product, and continued listing on public markets such as Nasdaq. Actual results may materially differ from projections.